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EXHIBIT 99.1

Magna Entertainment Corp.
337 Magna Drive Aurora, Ontario, Canada L4G 7K1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
RETIREMENT OF CHIEF OPERATING OFFICER

        October 12, 2006, Aurora, Ontario, Canada … Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today announced that Mr. Don Amos, Chief Operating Officer of MEC, has retired effective October 6, 2006. MEC also announced that it has appointed each of Mr. Jim Bromby and Mr. Brant Latta as Senior Vice-President of Operations for MEC, both effective October 6, 2006.

        Each of Mr. Bromby and Mr. Latta have worked with MEC since its inception. Both Messrs. Bromby and Latta will be working closely with the management teams at the MEC racetracks to improve their operating results.

        Mr. Frank Stronach, MEC Chairman and Interim Chief Executive Officer, stated, "MEC remains dedicated to its vision and leadership position within the horseracing industry. At this time, we need to focus on improving our operating results as well as increased financial discipline so that MEC can reach its full potential. Both Jim and Brant have a wealth of knowledge about MEC and the horse racing industry. On behalf of the Board of Directors of MEC, I would like to thank Don for his contributions to MEC. I have worked with Don for many years and wish him well in his retirement."

        MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related casino and pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

        This news release contains "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The forward-looking statements that involve risks and uncertainties, include, without limitation, statements about the potential future profitability of each of MEC's racetracks.

        Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not the times at or by which such performance or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analysis made in light of our perception of current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Other potential risks and uncertainties relating to MEC and its business are described in MEC's filings with the Securities and Exchange Commission, specifically the last reports on Forms 10-K and 10-Q.

        Forward-looking statements speak only as of the date the statements were made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:
Dennis Mills
Vice-Chairman
Magna Entertainment Corp.
337 Magna Drive, Aurora, ON L4G 7K1
Telephone: 905-726-7197
www.magnaent.com

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  EXHIBIT 99.1